QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6

JDS UNIPHASE CANADA LTD.

and

CIBC MELLON TRUST COMPANY,

Rights Agent

AMENDED AND RESTATED RIGHTS AGREEMENT

Dated as of February 6, 2003

i

AMENDED AND RESTATED RIGHTS AGREEMENT

        AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of February 6, 2003 (the "Agreement"), between JDS Uniphase Canada Ltd., a corporation incorporated under the laws of Canada (the "Company"), and CIBC Mellon Trust Company, a trust company formed under the laws of Canada (the "Rights Agent").

RECITALS:

        WHEREAS effective June 22, 1998 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company authorized and issued one right (as such number may hereinafter be adjusted pursuant hereto) (a "Right") for each exchangeable share of the Company (an "Exchangeable Share") issued between the Effective Time (including the Exchangeable Shares issued at the Effective Time) and, except as otherwise provided in Section 22, the Distribution Date (as these terms are hereinafter defined), each Right initially representing the right to purchase upon the terms and subject to the conditions hereinafter set forth one Exchangeable Share;

        WHEREAS, the Rights are intended to provide rights to acquire additional Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the Uniphase Rights (as hereinafter defined) confer the right to acquire shares of preferred stock (or other securities) of JDS Uniphase Corporation (formerly, Uniphase Corporation) ("Uniphase"), a Delaware corporation, that are essentially the economic equivalent of Uniphase Common Stock (or in certain circumstances other securities);

        WHEREAS, the Company desires to set forth certain terms and conditions governing the Rights;

        WHEREAS, the Board of Directors of Uniphase has determined that it is in the best interest of Uniphase and the holders of Uniphase Common Stock to amend the Fourth Amended and Restated Rights Agreement dated February 7, 2001 between Uniphase and American Stock Transfer & Trust Company, as rights agent (such agreement, as amended being the Uniphase Rights Agreement) to provide, among other things, that (a) each share of Uniphase Common Stock outstanding at the close of business on the date of such amendment shall entitle the holder thereof to one Right, (b) extend the Final Expiration Date (as defined therein), (c) amend the Purchase Price (as defined therein) and (d) amend the definition of Unit (as defined therein);

        WHEREAS, the Board of Directors of the Company has approved an amendment to this Agreement such that it conforms to the Uniphase Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.    Certain Definitions

        Capitalized terms used herein and not otherwise defined herein will have the meaning given in the Uniphase Rights Agreement. In addition, for purposes of this Agreement, the following terms have the meanings indicated:

  (a)
  "Adjustment Shares" has the meaning set forth in Section 11(a)(ii).

  (b)
  "Adjustment Spread" has the meaning set forth in Section 34 (a)(ii).

  (c)
  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

  (d)
  "Canadian Prospectus" shall mean a prospectus (including a short form prospectus) prepared in accordance with applicable Canadian Securities Laws for the purposes of qualifying securities for distribution or distribution to the public, as the case may be, in any province or territory of Canada.

  (e)
  "Canadian Securities Law" shall mean statutes and regulations applicable to the trading of securities in any province or territory of Canada including applicable rules, policy statements and blanket rulings and orders promulgated by Canadian securities regulatory authorities.

  (f)
  "Company" means JDS Uniphase Canada Ltd., a corporation incorporated under the laws of Canada, and also means a Principal Party to the extent provided in Section 13(a).

  (g)
  "Current Value" has the meaning set forth in Section 11(a)(iii).

  (h)
  "Depositary Agent" has the meaning set forth in Section 7(c).

  (i)
  "Effective Date" has the meaning set forth in the Plan of Arrangement.

  (j)
  "Exchangeable Shares" has the meaning set forth in the Recitals.

  (k)
  "Plan of Arrangement" shall mean the plan of arrangement of JDS FITEL Inc., a corporation incorporated under the laws of Canada ("JDS"), contemplated by that certain merger agreement made as of January 28, 1999, as amended and restated as of April 29, 1999 among Uniphase, the Company and JDS, as amended from time to time.

  (l)
  "Principal Party" has the meaning set forth in Section 13(b).

  (m)
  "Purchase Price" has the meaning set forth in Section 7(b).

  (n)
  "Redemption Price" has the meaning set forth in Section 23(a).

  (o)
  "Registration Date" has the meaning set forth in Section 9(c).

  (p)
  "Registration Statement" has the meaning set forth in Section 9(c).

  (q)
  "Right" has the meaning set forth in the Recitals to this Agreement.

  (r)
  "Rights Agent" has the meaning set forth in the Recitals to this Agreement.

  (s)
  "Rights Certificate" has the meaning set forth in Section 3(a).

  (t)
  "Rights Dividend Declaration Date" has the meaning set forth in the recitals to this Agreement.

  (u)
  "Section 11(a)(ii) Event" shall mean the event described in Section 11(a)(ii) of the Uniphase Rights Agreement.

  (v)
  "Section 13 Event" shall mean any event described in clause (x), (y) or (z) of Section 13(a) of the Uniphase Rights Agreement.

  (w)
  "Section 34(a)(i) Exchange Ratio" has the meaning set forth in Section 34(a)(i).

  (x)
  "Spread" has the meaning set forth in Section 11(a)(iii).

  (y)
  "Triggering Event" shall mean any Section 11(a)(ii) Event or any Section 13 Event.

  (z)
  "Uniphase" has the meaning set forth in the Recitals to this Agreement.

  (aa)
  "Uniphase Common Stock" means the common stock, par value U.S.$0.001 per share, of Uniphase.

  (bb)
  "Uniphase Purchase Price" means the "Purchase Price" as defined in the Uniphase Rights Agreement.

  (cc)
  "Uniphase Rights" shall mean the "Rights" as defined in the Uniphase Rights Agreement.

  (dd)
  "Uniphase Rights Agreement" means the fifth amended and restated rights agreement dated as of February 6, 2003 (and as it may be thereafter amended and in effect from time to time) between Uniphase and American Stock Transfer & Trust Company, as rights agent.

Section 2.    Appointment of Rights Agent

        The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. With the consent of the Rights Agent, the Company may from time to time appoint such co-rights agents as it may deem necessary or desirable.

Section 3.    Issue of Rights Certificates

        (a)   Until the Distribution Date, (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Exchangeable Shares registered in the names of the holders of Exchangeable Shares as of and subsequent to the Effective Date (which certificates for Exchangeable Shares shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying Exchangeable Shares including a transfer to the Company; provided, however, that if a tender or exchange offer (or take-over bid) is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender or exchange offer (or take-over bid). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each registered holder of Exchangeable Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit A hereto (the "Rights Certificates"), evidencing one Right for each Exchangeable Share so held, subject to adjustment as provided herein.

        In the event that an adjustment in the number of Rights per Exchangeable Share has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

        (b)   Rights shall, without any further action, be issued in respect of all Exchangeable Shares which are issued on or after the Effective Date but prior to the earlier of the Distribution Date and the Expiration Date. Certificates representing such Exchangeable Shares shall bear the following legend:

  This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between JDS Uniphase Canada Ltd. (the "Company") and CIBC Mellon Trust Company (the "Rights Agent") dated as of June 30, 1999, as amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the stock transfer administration office of the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.

  Until the earlier of the Distribution Date and the Expiration Date, the Rights associated with the Exchangeable Shares represented by such certificates shall be evidenced by such certificates alone, notwithstanding the absence of the foregoing legend, and registered holders of the Exchangeable Shares shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Exchangeable Shares represented by such certificates.

        (c)   The number of Exchangeable Shares for which each Right outstanding on the date hereof is exercisable is hereby adjusted so that the number of Exchangeable Shares for which each such Right is exercisable on the date hereof shall equal one.

Section 4.    Form of Rights Certificates

        The Rights Certificates (and the forms of election to purchase, assignment and certificate to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit A hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or any rule or regulation thereunder or with any rule or regulation of any stock exchange or automated quotation system on which the Rights may from time to time be listed or to conform to usage. Subject to the provisions of Sections 11 and 22 hereof, the Rights Certificates, whenever distributed, shall be dated as of the Effective Date and on their face shall entitle the holders thereof to purchase such number of Exchangeable Shares as shall be set forth therein at the price set forth therein, but the amount and type of securities, cash or other assets that may be acquired upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

Section 5.    Countersignature and Registration

        (a)   Rights Certificates shall be executed on behalf of the Company by its Chairman, the President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary, Treasurer or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of the individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature of such Rights Certificates or did not hold such offices at the date of such Rights Certificates. No Rights Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose unless there appears on such Rights Certificate a countersignature duly executed by the Rights Agent by manual signature of an authorized signatory, and such countersignature upon any Rights Certificate shall be conclusive evidence, and the only evidence, that such Rights Certificate has been duly countersigned as required hereunder.

        (b)   Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its office designated for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the name and address of each holder of the Rights Certificates, the number of Rights evidenced on its face by each Rights Certificate and the date of each Rights Certificate.

Section 6.    Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates

        (a)   Subject to the provisions of Sections 4, 7(e) and 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date, any Rights Certificate or Certificates may be transferred, split up, combined or exchanged for another

Rights Certificate or Certificates, entitling the registered holder to purchase a like number of Exchangeable Shares (or, following a Triggering Event, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and executed the certificate set forth in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) of the Rights represented by such Rights Certificate or Affiliates or Associates thereof as the Company shall reasonably request; whereupon the Rights Agent shall, subject to the provisions of Sections 4, 7(e) and 14 hereof, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

        (b)   Subject to Section 7(e) hereof, if a Rights Certificate shall be mutilated, lost, stolen or destroyed, upon request by the registered holder of the Rights represented thereby and upon payment to the Company and the Rights Agent of all reasonable expenses incident thereto, there shall be issued, in exchange for and upon cancellation of the mutilated Rights Certificate, or in substitution for the lost, stolen or destroyed Rights Certificate, a new Rights Certificate, in substantially the form of the prior Rights Certificate, of like tenor and representing the equivalent number of Rights, but, in the case of loss, theft or destruction, only upon receipt of evidence satisfactory to the Company and the Rights Agent of such loss, theft or destruction of such Rights Certificate and an indemnity satisfactory to them to save each of them and any of their agents harmless.

Section 7.    Exercise of Rights; Purchase Price; Expiration Date of Rights

        (a)   Prior to the Expiration Date, the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e), 9(c) and 11(a)(ii) hereof, exercise the Rights evidenced thereby, in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Exchangeable Shares (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.

        (b)   The purchase price for each Exchangeable Share shall be U.S.$21, subject to adjustment from time to time as provided in Sections 11 and 13(a) hereof (such purchase price, as so adjusted, being the "Purchase Price"), and shall be payable in accordance with paragraph (c) below.

        (c)   As promptly as practicable following the occurrence of the Distribution Date, the Company shall deposit with the Rights Agent or other corporation in good standing organized under the laws of Canada or any Province thereof, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by any Canadian authority (such institution being the "Depositary Agent"), certificates representing the Exchangeable Shares that may be acquired upon exercise of the Rights and shall cause such Depositary Agent to enter into an agreement pursuant to which the Depositary Agent shall issue receipts representing interests in the Exchangeable Shares so deposited. Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price for the Exchangeable Shares (or, following a

Triggering Event, other securities, cash or other assets, as the case may be) to be purchased thereby as set forth below and an amount equal to any applicable transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance and delivery of certificates for Exchangeable Shares in a name other than that of the holder of the Rights being exercised or evidence satisfactory to the Company of payment of such tax or charge, the Rights Agent shall, subject to Section 20(k) hereof, thereupon promptly (i) requisition from the Depositary Agent depositary receipts representing such number of Exchangeable Shares as are to be purchased and the Company will direct the Depositary Agent to comply with such request, (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of fractional Exchangeable Shares in accordance with Section 14 hereof, (iii) after receipt of such depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. In the event that the Company is obligated to issue Exchangeable Shares, other securities of the Company, pay cash and/or distribute other property pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such Exchangeable Shares, other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate. The payment of the Purchase Price (as such amount may be reduced pursuant to Section 11(a)(iii) hereof) may be made in cash or by certified or bank check or money order payable to the order of the Company.

        (d)   In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14 hereof.

        (e)   Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) which becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) which becomes a transferee prior to or concurrently with the Acquiring Person becoming such and which receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any such Associate or Affiliate) to holders of equity interests in such Acquiring Person (or any such Associate or Affiliate) or to any Person with whom the Acquiring Person (or such Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding the transferred Rights, Exchangeable Shares or the Company or (B) a transfer which a majority of the Board of Directors has determined to be part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall be null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) are complied with, but shall have no liability to any holder of Rights or any other Person as a result of its failure to make any determination under this Section 7(e) with respect to an Acquiring Person or its Affiliates, Associates or transferees.

        (f)    Notwithstanding anything in this Agreement or any Rights Certificate to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise by such registered holder unless such registered holder shall have (i) completed and executed the certificate following the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial

Owner) of the Rights represented by such Rights Certificate or Affiliates or Associates thereof as the Company shall reasonably request.

Section 8.    Cancellation and Destruction of Rights Certificates

        All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof except as expressly permitted by this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any Rights Certificates acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all cancelled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 9.    Reservation and Availability of Capital Stock

        (a)   The Company shall at all times prior to the Expiration Date cause to be reserved and kept available, out of its authorized and unissued Exchangeable Shares, the number of Exchangeable Shares that, as provided in this Agreement, will be sufficient to permit the exercise in full of all outstanding Rights. Upon the occurrence of any events resulting in an increase in the aggregate number of Exchangeable Shares (or other equity securities of the Company) issuable upon exercise of all outstanding Rights above the number then reserved, the Company shall make appropriate increases in the number of shares so reserved.

        (b)   If the Exchangeable Shares to be issued and delivered upon the exercise of the Rights may be listed on any stock exchange or automated quotation system, the Company shall during the period from the Distribution Date through the Expiration Date use its best efforts to cause all securities reserved for such issuance to be listed on such exchange or system upon official notice of issuance upon such exercise.

        (c)   The Company shall use its best efforts (i) as soon as practicable following the occurrence of a Section 11(a)(ii) Event and a determination by the Company in accordance with Section 11(a)(iii) hereof of the consideration to be delivered by the Company upon exercise of the Rights or, if so required by law, as soon as practicable following the Distribution Date (such date being the "Registration Date"), to file a registration statement on an appropriate form under the Securities Act, with respect to the securities that may be acquired upon exercise of the Rights (the "Registration Statement"), (ii) to cause the Registration Statement to become effective as soon as practicable after such filing, (iii) to cause the Registration Statement to continue to be effective (and to include a prospectus complying with the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for the securities covered by the Registration Statement, and (B) the Expiration Date and (iv) to take as soon as practicable following the Registration Date such action as may be required to ensure that any acquisition of securities upon exercise of the Rights complies with any applicable state securities or "blue sky" laws; provided that (i) the terms "registration statement" or "Registration Statement" include a Canadian Prospectus; and (ii) any references to a registration statement or Registration Statement having become effective, or similar references, shall include a Canadian Prospectus for which a final receipt has been obtained from the relevant Canadian securities regulatory authorities. The Company may temporarily suspend, for a period of time not to exceed one hundred twenty (120) days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

        (d)   The Company shall take such action as may be necessary to ensure that all Exchangeable Shares (and, following the occurrence of a Triggering Event, any other securities that may be delivered upon exercise of Rights) shall be, at the time of delivery of the certificates or depositary receipts for such securities (subject to payment of the Purchase Price), duly and validly authorized and issued and fully paid and non-assessable.

        (e)   The Company shall pay any documentary, stamp or transfer tax or charge imposed in connection with the issuance or delivery of the Rights Certificates or upon the exercise of Rights; provided, however, the Company shall not be required to pay any such tax or charge imposed in connection with the issuance or delivery of Exchangeable Shares, or any certificates for such Exchangeable Shares (or, following the occurrence of a Triggering Event, any other securities, cash or assets, as the case may be) to any Person other than the registered holder of the Rights Certificates evidencing the Rights surrendered for exercise. The Company shall not be required to issue or deliver any certificates for Exchangeable Shares (or, following the occurrence of a Triggering Event, any other securities, cash or assets, as the case may be) to, or in a name other than that of, the registered holder of the Rights Certificate upon the exercise of any Rights represented thereby until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax or charge is due.

Section 10.    Share Record Date

        Each Person in whose name any certificate for Exchangeable Shares (or, following the occurrence of a Triggering Event, other securities) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Exchangeable Shares (or, following the occurrence of a Triggering Event, other securities) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Exchangeable Shares (or, following the occurrence of a Triggering Event, other securities) transfer books of the Company are closed, such Person shall be deemed to have become the registered holder of such securities on, and such certificate shall be dated, the next succeeding Business Day on which the Exchangeable Shares (or, following the occurrence of a Triggering Event, other securities) transfer books of the Company are open and, further provided, however, that if delivery of Exchangeable Shares (or, following the occurrence of a Triggering Event, other securities) is delayed pursuant to Section 9(c), such Persons shall be deemed to have become the registered holders of such Exchangeable Shares (or, following the occurrence of a Triggering Event, other securities) only when such Exchangeable Shares (or other securities) first become deliverable. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a shareholder of the Company with respect to securities for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any pre-emptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

Section 11.    Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights

        The Purchase Price, the number and kind of securities purchasable upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

        (a)

          (i)    If any adjustment shall be made pursuant to Section 11(a)(i) of the Uniphase Rights Agreement (including any such adjustment resulting from the application of Section 11(f) thereof) or in the event the Company shall at any time after the Rights Dividend Declaration Date (A) declare a dividend on the Exchangeable Shares payable in Exchangeable Shares, (B) subdivide the outstanding Exchangeable Shares, (C) combine the outstanding Exchangeable Shares into a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the Exchangeable Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a), then, in connection therewith, the number of Exchangeable Shares or shares of capital stock, as the case may be, issuable on such date upon exercise of the Rights, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of Exchangeable Shares or shares of capital stock, as the case may be, which, if such Right had been exercised immediately prior to such date, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.

          (ii)   If any adjustment shall be made pursuant to Section 11(a)(ii) of the Uniphase Rights Agreement, there shall at the same time be made a corresponding adjustment to the Rights so that each holder of a Right (except as provided below and in Section 7(c) hereof) shall thereafter have the right to receive, upon exercise thereof at the current Purchase Price in accordance with the terms of this Agreement, in lieu of the number of Exchangeable Shares for which such Rights were theretofore exercisable, such number of Exchangeable Shares as shall equal the number of Units for which each Uniphase Right is exercisable following such adjustment multiplied by the ratio of the number of Rights then associated with each Exchangeable Share and the Purchase Price shall thereafter be adjusted to the Uniphase Purchase Price in effect under the Uniphase Rights Agreement following the corresponding adjustment thereunder; provided that the Purchase Price and the number of Exchangeable Shares issuable upon exercise of a Right shall be further adjusted as provided in this Agreement to reflect any events occurring after the date of such adjustment (such Exchangeable Shares being the "Adjustment Shares").

          (iii)  In the event that the number of Exchangeable Shares which are authorized for issuance by the Company but are not outstanding or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of this Section 11(a), the Company, by the vote of a majority of the Board of Directors, shall, to the extent permitted by applicable law: (A) determine the excess (such excess being the "Spread") of (1) the aggregate value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") over (2) the Purchase Price, and (B) with respect to each Right (other than Rights which have become void pursuant to Section 7(e)), make adequate provision to substitute, in whole or in part, for such Adjustment Shares, upon exercise of a Right and payment of the Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) other equity securities of the Company, (4) debt securities of the Company, (5) other assets, or (6) any combination of the foregoing, having an aggregate value which, when added to the value of the Exchangeable Shares actually issued upon exercise of such Right, shall have an aggregate value equal to the Current Value (less the amount of any reduction in such Purchase Price), where such aggregate value has been determined by a majority of the Board of Directors, after receiving advice from a nationally recognized investment banking firm; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(iii) Trigger Date"), then, subject to Section 34 hereof, the Company shall be obligated (to the extent permitted by applicable law) to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Exchangeable Shares (to the extent available), and then, if necessary, cash or a combination thereof, which Exchangeable Shares and/or cash shall have an aggregate value equal to the Spread. To the extent that the Company determines that some action need be taken pursuant to the first sentence of this Section 11(a)(iii), the Company shall provide, subject to Section 7(e) hereof, that such action shall apply uniformly to all outstanding Rights. For purposes of this Section 11(a)(iii), the value of an Exchangeable Share shall be the current market price (as determined pursuant to Section 11(d) hereof) per Exchangeable Share, on the Section 11(a)(iii) Trigger Date.

        (b)   If any adjustment shall be made pursuant to Section 11(b) of the Uniphase Rights Agreement (including any such adjustment resulting from the application of Section 11(f) thereof), then, in connection with the issuance of rights, options or warrants to all holders of Exchangeable Shares corresponding to the issuance of rights, options or warrants to the holders of Uniphase Common Stock which occasioned such adjustment, the Purchase Price to be in effect after the record date for the issuance of such rights, options or warrants to holders of Exchangeable Shares shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by the same fraction by which the "Purchase Price" under Section 11(b) of the Uniphase Rights Agreement is multiplied to effect the corresponding adjustment thereunder. In the event such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Exchangeable Shares owned by or held for the account of the Company or any Subsidiary shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

        (c)   If any adjustment shall be made pursuant to Section 11(c) of the Uniphase Rights Agreement (including any such adjustment resulting from the application of Section 11(f) thereof), then, in connection with a distribution of evidences of indebtedness, cash, assets or subscription rights or warrants, the Purchase Price to be in effect after the record date for the distribution of such evidences of indebtedness, cash, assets or subscription rights or warrants to the holders of Exchangeable Shares shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by the same fraction by which the "Purchase Price" under Section 11(c) of the Uniphase Rights Agreement is multiplied to effect the corresponding adjustment thereunder. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

        (d)   For the purpose of any computation hereunder, the "current market price" per Exchangeable Share on any date shall be deemed to be equivalent to the "current market price" per share of

Uniphase Common Stock as determined in accordance with Section 11(d) of the Uniphase Rights Agreement.

        (e)   Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required if no adjustment in the Uniphase Purchase Price is required pursuant to Section 11(e) of the Uniphase Rights Agreement.

        (f)    If as a result of an adjustment made pursuant to Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than Exchangeable Shares, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Exchangeable Shares contained in Sections 11(a), (b), (c), (e), (g), (h), (i), (k), (l), (m) and (p), and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Exchangeable Shares shall apply on like terms to any such other shares.

        (g)   All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of Exchangeable Shares (or other securities or amount of cash or combination thereof) that may be acquired from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

        (h)   Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of Exchangeable Shares (calculated to the nearest one hundred-thousandth of an Exchangeable Share) obtained by (i) multiplying (x) the number of Exchangeable Shares covered by a Right immediately prior to such adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

        (i)    The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of Exchangeable Shares that may be acquired upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of Exchangeable Shares for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one hundredth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten days later than the date of such public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

        (j)    Irrespective of any adjustment or change in the Purchase Price or the number of Exchangeable Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per Exchangeable Share and the number of Exchangeable Shares which were expressed in the initial Rights Certificates issued hereunder.

        (k)   [Intentionally left blank.]

        (l)    In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of that number of Exchangeable Shares and shares of other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of Exchangeable Shares and shares of other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

        (m)  Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their good faith judgment a majority of the Board of Directors shall determine to be advisable in order that any (i) consolidation or subdivision of the Exchangeable Shares, (ii) issuance wholly for cash of any Exchangeable Shares at less than the current market price, (iii) issuance wholly for cash of Exchangeable Shares or securities which by their terms are convertible into or exchangeable for Exchangeable Shares, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Exchangeable Shares, shall not be taxable to such holders or shall reduce the taxes payable by such holders.

        (n)   Neither Uniphase nor the Company shall, at any time after the Distribution Date, (i) consolidate or amalgamate with any other Person (other than a Subsidiary of Uniphase or the Company in a transaction which complies with Section 11(o)), (ii) merge with or into any other Person (other than a Subsidiary of Uniphase or the Company in a transaction which complies with Section 11(o)), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of transactions, assets or earning power aggregating more than 50% of the assets or earning power, in the case of the Company, of the Company and its Subsidiaries (taken as a whole) or, in the case of Uniphase, of Uniphase and its Subsidiaries (taken as a whole), to any other Person or Persons (other than Uniphase or the Company, as applicable, and/or any of their Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof), if (x) at the time of or immediately after such consolidation, merger or sale there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (y) prior to, simultaneously with or immediately after such consolidation, merger or sale, the Person which constitutes, or would constitute, the "Principal Party" for purposes of Section 13(a) hereof shall have distributed or otherwise transferred to its shareholders or other persons holding an equity interest in such Person Rights previously owned by such Person or any of its Affiliates and Associates; provided, however, this Section 11(n) shall not affect the ability of any Subsidiary of the Company or Uniphase (other than the Company) to consolidate or amalgamate with, merge with or into, or sell or transfer assets or earning power to, any other Subsidiary of the Company or Uniphase (other than the Company).

        (o)   After the Distribution Date, the Company shall not, except as permitted by Section 23, Section 26 or Section 34 hereof, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

        (p)   Notwithstanding anything in this Agreement to the contrary, in the event any adjustment is made under Section 11 or 13 of the Uniphase Rights Agreement and the adjustment to be made under this Section 11 or Section 13 hereof by reason of the events requiring the adjustment under the Uniphase Rights Agreement does not result in conferring upon the holders of the Rights the right to acquire additional Exchangeable Shares (or, following a Trigger Event, other securities, cash or other assets, as the case may be) on terms substantially the same as the Uniphase Rights confer the right to acquire shares of Uniphase Common Stock or preferred stock of Uniphase that is essentially the economic equivalent of Uniphase Common Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) as contemplated by the recitals to this Agreement, the Board of Directors shall, concurrently with the adjustment made under the Uniphase Rights Agreement, make such adjustment in the Purchase Price, the number and kind of shares or other property subject to purchase upon exercise of each Right and the number of Rights outstanding as shall be appropriate in the circumstances to achieve the same result.

Section 12.    Certificate of Adjusted Purchase Price or Number of Shares

        Whenever an adjustment is made as provided in Section 11 or Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with the transfer agent for the Exchangeable Shares, a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of a certificate representing Exchangeable Shares) in accordance with Section 25 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such certificate.

Section 13.    Consolidation, Merger or Sale or Transfer of Assets or Earning Power

        (a)   In the event that, following the first occurrence of a Section 11(a)(ii) Event, a Section 13 Event shall occur, then, and in each such case, proper provision shall be made concurrently with the corresponding action pursuant to Section 13 of the Uniphase Rights Agreement so that: (i) each holder of a Right (other than Rights which have become void as provided in Section 7(e) hereof), shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, such number of validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal Party (as such term is hereinafter defined), which shares shall not be subject to any liens, encumbrances, rights of call or first refusal, transfer restrictions or other adverse claims, as shall be equal to the number of shares of such Uniphase Common Stock for which each Uniphase Right is exercisable following the corresponding adjustment under Section 13(a) of the Uniphase Rights Agreement multiplied by the ratio of the number of Uniphase Rights then associated with each share of Uniphase Common Stock to the number of Rights then associated with each Exchangeable Share and the Purchase Price in effect under this Agreement shall thereafter be adjusted to the Uniphase Purchase Price in effect under the Uniphase Rights Agreement following the corresponding adjustment thereunder; provided, however, that the Purchase Price and the number of shares of Common Stock of such Principal Party so receivable upon exercise of a Right shall be further adjusted as provided in this Agreement to reflect any changes occurring after such adjustment; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party in all respects; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with Section 9 hereof) in connection with the consummation of any such transaction as may be necessary to assure that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights to its shares of Common Stock; provided, however, that, upon the subsequent occurrence of any merger, consolidation, sale of all or substantially all of the assets, recapitalization, reclassification of shares, reorganization or other extraordinary transaction in respect of such Principal Party, each holder of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Purchase Price, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had it, at the time of such transaction, owned the shares of Common Stock of the Principal Party purchasable upon the exercise of a Right, and such Principal Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property; and (v) the provisions of Section 11(a)(ii) hereof shall be of no further effect following the first occurrence of any Section 13 Event.

        (b)   "Principal Party" shall mean the Person designated as such under the Uniphase Rights Agreement.

        (c)   The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or amalgamations or sales or other transfers. In the event that a Section 13 Event shall occur at any time after the occurrence of a Section 11(a)(ii) Event, the Rights that have not theretofore been exercised shall thereafter become exercisable in a manner described in Section 13(a).

Section 14.    Fractional Rights and Fractional Shares

        (a)   The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. In lieu of issuing such fractional Rights, there shall be paid to the Persons to which such fractional Rights would otherwise be issuable, an amount in cash equal to such fraction of the market value of a whole Right. For purposes of this Section 14(a), the market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be, if the Rights are listed or admitted to trading on a stock exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal stock exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or such other system then in use in the United States or Canada or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by a majority of the Board of Directors. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by a majority of the Board of Directors shall be used and such determination shall be described in a statement filed with the Rights Agent and the holders of the Rights and shall be conclusive for all such persons.

        (b)   The Company shall not be required to issue fractional Exchangeable Shares upon exercise of the Rights or to distribute certificates which evidence such fractional Exchangeable Shares. In lieu of such fractional Exchangeable Shares, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the then current market price of an Exchangeable Share on the day of exercise, determined in accordance with Section 11(d) hereof.

        (c)   The holder of a Right by the acceptance of such Right expressly waives his right to receive any fractional Rights or any fractional Exchangeable Shares upon exercise of a Right, except as permitted by this Section 14.

Section 15.    Rights of Action

        All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to Section 18 hereof, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of certificates representing Exchangeable Shares); and any registered holder of a Rights Certificate (or, prior to the Distribution Date, of a certificate representing Exchangeable Shares), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of a certificate representing Exchangeable Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any other Person to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

Section 16.    Agreement of Rights Holders

        Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

        (a)   to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

        (b)   prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Exchangeable Shares;

        (c)   after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates duly executed;

        (d)   subject to Section 6(a) and Section 7(f) hereof, the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Exchangeable Shares) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated Exchangeable Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7 (e) hereof, shall be affected by any notice to the contrary;

        (e)   notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as promptly as practicable; and

        (f)    subject to the provisions of Section 26, without the approval of any holder of Rights or Exchangeable Shares and upon the sole authority of the Board of Directors, acting in good faith, this Agreement may be supplemented or amended from time to time as provided herein.

Section 17.    Rights Certificate Holder Not Deemed a Shareholder

        No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of Exchangeable Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or, except as provided in Section 24 hereof, to receive notice of meetings or other actions affecting shareholders, or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof. This Section 17 shall also apply to holders, as such, of Rights prior to the issuance of Rights Certificates.

Section 18.    Concerning the Rights Agent

        (a)   The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses, including reasonable fees and disbursements of its counsel, incurred in connection with the execution and administration of this Agreement and the exercise and performance of its duties hereunder. The Company shall indemnify the Rights Agent for, and hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the reasonable costs and expenses of defending against any claim of liability hereunder. This right to indemnification shall survive the termination of this Agreement and the resignation or removal of the Rights Agent.

        (b)   The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Exchangeable Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to have been signed, executed and, where necessary, verified or acknowledged by the proper Person or Persons.

        (c)   The Company shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement by the Rights Agent and, at any time upon request, shall provide to the Rights Agent an incumbency certificate certifying the then current officers of the Company.

Section 19.    Merger or Consolidation or Change of Name of Rights Agent

        (a)   Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the security services businesses of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any document or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

        (b)   In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

Section 20.    Duties of Rights Agent

        The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

        (a)   The Rights Agent may retain and consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion and the Rights Agent may also consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement, and shall be protected in acting and relying in good faith on the advice of any such expert.

        (b)   Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person, the determination of "current market price" and the nature and amount of any adjustment under the Uniphase Rights Agreement corresponding to an adjustment to be made under this Agreement) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be specified herein) may be deemed to be conclusively proved and established by a certificate signed by the Chairman, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; provided, however, that so long as any Person is an Acquiring Person hereunder, such certificate shall be signed and delivered by a majority of the Board of Directors; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

        (c)   The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

        (d)   The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Exchangeable Shares or in the Rights Certificates or be required to verify the same (except as to its countersignature thereof), but all such statements and recitals are and shall be deemed to have been made by the Company only.

        (e)   The Rights Agent shall not have any responsibility for the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or for the validity or execution of any Exchangeable Share certificate or of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy conditions contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 13 hereof or for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after receipt by the Rights Agent of the certificate describing any such adjustment contemplated by Section 12); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Exchangeable Shares or any other securities to be issued pursuant to this Agreement or any Rights Certificate or as to whether any Exchangeable Shares or any other securities will, when so issued, be validly authorized and issued, fully paid and non-assessable.

        (f)    The Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Rights Agent for the performance by the Rights Agent of its duties under this Agreement.

        (g)   The Rights Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from the Chairman, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer; provided, however, that so long as any Person is an Acquiring Person hereunder, the Rights Agent shall accept such instructions and advice only from a majority of the Board of Directors and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with such instructions of a majority of the Board of Directors. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Rights Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

        (h)   The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or have a pecuniary interest in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

        (i)    The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from such act, default, neglect or misconduct, provided such act, default, neglect or misconduct did not constitute or such loss was not a result of such attorneys' or agents' negligence, bad faith or willful misconduct.

        (j)    No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of its rights hereunder if the Rights Agent shall have reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

        (k)   If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed, not signed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company. If such certificate has been completed and signed and shows a negative response to clauses 1 and 2 of such certificate, unless previously instructed otherwise in writing by the Company (which instructions may impose on the Rights Agent additional ministerial responsibilities, but no discretionary responsibilities), the Rights Agent may assume without further inquiry that the Rights Certificate is not owned by a Person described in Section 7(e) hereof and shall not be charged with any knowledge to the contrary.

Section 21.    Change of Rights Agent

        The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty days' prior notice in writing mailed to the Company, and to the transfer agent of the Exchangeable Shares, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty days' prior notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to the transfer agent of the Exchangeable Shares, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate or, prior to the Distribution Date, the holder of a certificate for the Exchangeable Shares (who shall, with such notice, submit his Rights Certificate or certificate for the Exchangeable Shares, as the case may be, for inspection by the Company), then any registered holder of any Rights Certificate or, prior to the Distribution Date, the holder of a certificate for the Exchangeable Shares may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of Canada or any Province thereof in good standing, shall be authorized under applicable laws to exercise corporate trust or stock transfer powers or (b) an Affiliate of a corporation described in clause (a). After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and the transfer agent of the Exchangeable Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates (or certificates for Exchangeable Shares prior to the Distribution Date). Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.

Section 22.    Issuance of New Rights Certificates

        Notwithstanding any of the provisions of this Agreement or the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by a majority of the Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Agreement in the Purchase Price or the number or kind or class of shares or other securities or property that may be acquired under the Rights Certificates. In addition, in connection with the issuance or sale of Exchangeable Shares following the Distribution Date and prior to the Expiration Date, the Company (a) shall, with respect to Exchangeable Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by a majority of the Board of Directors, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

Section 23.    Redemption and Termination

        (a)   The Company shall, at such time as the Uniphase Rights are redeemed pursuant to the Uniphase Rights Agreement, redeem all but not less than all of the then outstanding Rights at a redemption price of U.S.$0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being the "Redemption Price"). The Company may, at its option, by action of a majority of the Board of Directors, pay the Redemption Price either in Exchangeable Shares (based on the "current market price", as defined in Section 11(d) hereof, of the Exchangeable Shares at the time of redemption) or cash and the redemption of the Rights shall be effective on the basis and with such conditions as the Board of Directors may in its sole discretion establish.

        (b)   Immediately upon the action of Uniphase ordering the redemption of the Uniphase Rights pursuant to Section 23 of the Uniphase Rights Agreement, evidence of which shall be filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Promptly after the action of a majority of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Exchangeable Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

Section 24.    Notice of Certain Events

        (a)   In the event that (x) Uniphase shall give notice pursuant to Section 24 of the Uniphase Rights Agreement or (y) the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Exchangeable Shares or to make any other distribution to the holders of Exchangeable Shares (other than a regular quarterly cash dividend paid out of funds legally available therefor), (ii) to offer to the holders of Exchangeable Shares rights or warrants to subscribe for or to purchase any additional Exchangeable Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Exchangeable Shares (other than a reclassification involving only the subdivision of outstanding Exchangeable Shares), (iv) to effect any consolidation, amalgamation or merger into or with any other Person (other than a

Subsidiary of the Company in a transaction that complies with Section 11(o) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than Uniphase and/or any of its Subsidiaries (including the Company) in one or more transactions each of which complies with Section 11(o) hereof), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Rights Certificate (or prior to the Distribution Date, to each holder of certificates for the Exchangeable Shares), to the extent feasible and in accordance with Section 25 hereof, (A) a notice of the action proposed by Uniphase as set forth in the notice given pursuant to Section 24 of the Uniphase Rights Agreement or (B) notice of such proposed action by the Company, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, amalgamation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Exchangeable Shares, if any such date is to be fixed. Such notice shall be so given in the case of any action covered by clause (x) above as soon as possible but not later than two (2) Business Days after such notice is given by Uniphase, and in the case of any action covered by clause (y) (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the Exchangeable Shares for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Exchangeable Shares whichever shall be the earlier; provided, however, no such notice shall be required pursuant to this Section 24, if any Subsidiary of the Company effects a consolidation, amalgamation or merger with or into, or effects a sale or other transfer of assets or earnings power to, any other Subsidiary of the Company.

        (b)   In case any Triggering Event shall occur, then, in any such case, the Company shall as soon as practicable thereafter give to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 25 hereof, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of Rights under Section 11(a)(ii) or Section 13 hereof, as the case may be.

Section 25.    Notices

        All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or sent or delivered (including by telecopier), if to the Company, at:

  JDS Uniphase Canada Ltd.
  c/o JDS Uniphase Corporation
  1768 Automation Parkway
  San Jose, California 95131

  Attention: Chief Financial Officer
  Telecopier No.: (408) 954-0540

  and if to the Rights Agent, at its address at:

  CIBC Mellon Trust Company
  320 Bay Street
  P.O. Box 1
  Toronto, Ontario

  Attention: AVP, Client Services
  Telecopier No.: (416) 643-5570

        Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution

Date, to the holder of certificates representing Exchangeable Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 26.    Supplements and Amendments

        Prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of certificates representing Exchangeable Shares. From and after the Distribution Date and subject to the penultimate sentence of this Section 26, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) subject to Section 28 hereof, a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company or, so long as any Person is an Acquiring Person hereunder, from the majority of the Board of Directors which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. At any time and subject to the penultimate sentence of this Section 26, the Company and the Rights Agent shall supplement or amend any provision of this Agreement without the approval of any holders of Rights Certificates in order to ensure that the Rights provide rights to acquire additional Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the Uniphase Rights confer the right to acquire shares of preferred stock (or other securities) of Uniphase that are essentially the economic equivalent of Uniphase Common Stock (or in certain circumstances other securities). Notwithstanding anything contained in this Agreement to the contrary, (i) no supplement or amendment shall be made which changes the Redemption Price, the Purchase Price, the Expiration Date or the number of Exchangeable Shares or other securities or assets for which a Right is exercisable without the approval of a majority of the Board of Directors, and (ii) following the occurrence of a Section 11(a)(ii) Event, no supplement or amendment whatsoever shall be made without the approval of the Board of Directors. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Exchangeable Shares.

Section 27.    Successors

        All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 28.    Determinations and Actions by the Board of Directors, etc.

        Except as otherwise specifically provided herein, the Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power (i) to interpret the provisions of this Agreement, and (ii) to make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by a majority of the Board of Directors in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board or any member thereof to any liability to the holders of the Rights.

Section 29.    Benefits of this Agreement

        Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Exchangeable Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Exchangeable Shares).

Section 30.    Severability

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and a majority of the Board of Directors determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement and the Rights shall not then be redeemable, the right of redemption set forth in Section 23 hereof shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by a majority of the Board of Directors.

Section 31.    Governing Law

        This Agreement, each Right and each Rights Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

Section 32.    Counterparts

        This Agreement may be executed (including by telecopier) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Section 33.    Descriptive Headings

        The headings contained in this Agreement are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 34.    Exchange

        (a)

          (i)    The Company shall, at such time as the Uniphase Rights are exchanged pursuant to Section 34(a)(i) of the Uniphase Rights Agreement, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 7(e) hereof) for Exchangeable Shares at an exchange ratio of one Exchangeable Share per

  Right, as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being the "Section 34(a)(i) Exchange Ratio").

          (ii)   The Company shall, at such time as the Uniphase Rights are exchanged pursuant to Section 34(a)(ii) of the Uniphase Rights Agreement, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 7(e)) for Exchangeable Shares at an exchange ratio equal to the Section 34(a)(ii) Exchange Ratio (as defined in the Uniphase Rights Agreement), as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof. The "Adjustment Spread" shall equal (x) the aggregate market price on the date of such event of the number of Adjustment Shares determined pursuant to Section 11(a)(ii), minus (y) the Purchase Price.

        (b)   Immediately upon the exchange of any Rights pursuant to Section 34(a) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Exchangeable Shares, equal to the number of such Rights held by such holder multiplied by the Section 34(a)(i) Exchange Ratio or the Section 34(a)(ii) Exchange Ratio, as the case may be. The Company shall promptly give notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of Exchangeable Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

        (c)   In the event that the number of Exchangeable Shares which are authorized for issuance by the Company but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 34, the Company, upon a resolution of a majority of the Board of Directors, shall take all such action as may be necessary to authorize additional Exchangeable Shares for issuance upon exchange of the Rights or make adequate provision to substitute, in whole or in part, (1) cash, (2) other equity securities of the Company, (3) debt securities of the Company, (4) other assets, or (5) any combination of the foregoing, having an aggregate value for each Right to be exchanged equal to the Adjustment Spread where such aggregate value has been determined by a majority of the Board of Directors.

        (d)   The Company shall not be required to issue fractions of Exchangeable Shares or to distribute certificates which evidence fractional Exchangeable Shares. In lieu of issuing fractional Exchangeable Shares, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exchanged as herein provided an amount in cash equal to the same fraction of the current market price (determined pursuant to Section 11(d) hereof) of one Exchangeable Share immediately prior to the date of exchange pursuant to this Section 34.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

JDS UNIPHASE CANADA LTD.
By:	/s/ ANTHONY R. MULLER
	Name:	Anthony R. Muller
	Title:	Authorized Signatory
CIBC MELLON TRUST COMPANY
By:	/s/ WARREN JANZEN
	Name:	Warren Janzen
	Title:	Authorized Signatory
By:	/s/ JEFF CARRABS
	Name:	Jeff Carrabs
	Title:	Authorized Signatory

EXHIBIT A

[Form of Rights Certificate]

Certificate No.	Rights

  NOT EXERCISABLE AFTER THE EXPIRATION DATE (AS DEFINED IN THE RIGHTS AGREEMENT REFERRED TO BELOW). THE RIGHTS ARE SUBJECT TO REDEMPTION OR EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS (AS DEFINED IN THE RIGHTS AGREEMENT) OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID.

Rights Certificate

JDS UNIPHASE CANADA LTD.

        This certifies that                         , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms and conditions of the Rights Agreement dated as of June 30, 1999, as amended from time to time (the "Rights Agreement"; terms defined therein are used herein with the same meaning unless otherwise defined herein) between JDS Uniphase Canada Ltd., a corporation incorporated under the laws of Canada (the "Company"), and CIBC Mellon Trust Company, as Rights Agent (which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Distribution Date and prior to the Expiration Date at the office of the Rights Agent, one Exchangeable Share of the Company at the Purchase Price initially of U.S.$270 per Exchangeable Share, upon presentation and surrender of this Rights Certificate with the Election to Purchase and related certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per Unit set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of June 30, 1999 based on the Exchangeable Shares as constituted at such date.

        Upon the occurrence of Section 11(a)(ii) Event, if the Rights evidenced by this Rights Certificate are beneficially owned by an Acquiring Person or an Affiliate or Associate of any such Acquiring Person or, under certain circumstances described in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate, such Rights shall become null and void and no holder hereof shall have any right with respect to such rights from and after the occurrence of such Section 11(a)(ii) Event.

        In certain circumstances described in the Rights Agreement, the Rights evidenced hereby may entitle the registered holder thereof to purchase capital stock of an entity other than the Company or receive Exchangeable Shares, cash or other assets, all as provided in the Rights Agreement. As provided in the Rights Agreement, the Purchase Price and the number and kind of Exchangeable Shares or other securities, which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including a Triggering Event.

        This Rights Certificate is subject to all of the terms and conditions of the Rights Agreement, which terms and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the principal office of the Rights Agent and are available from the Rights Agent upon written request.

        This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

        Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company under certain circumstances at its option at a redemption price of U.S.$0.01 per Right, at any time prior to the earlier of the close of business on (i) the tenth day following the Stock Acquisition Date (as such time period may be extended pursuant to the Rights Agreement), other than a Stock Acquisition Date that occurs as a result of a Qualifying Offer, or (ii) the Final Expiration Date.

        No fractional Exchangeable Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

        No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Exchangeable Shares or of any other securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting (except as provided in the Rights Agreement), or to receive dividends of subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

        This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

        WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of                          ,

JDS UNIPHASE CANADA LTD.

	Name:	Anthony R. Muller
	Title:	Authorized Signatory
Countersigned:
CIBC MELLON TRUST COMPANY
Authorized Signature:

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if
such holder desires to transfer
the Rights Certificate.)

FOR VALUE RECEIVED                          hereby sells, assigns and transfers unto:

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature

Signature Guaranteed:

CERTIFICATE

        The undersigned hereby certifies by checking the appropriate boxes that:

        (1)   this Rights Certificate [    ] is [    ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement); and

        (2)   after due inquiry and to the best knowledge of the undersigned, it [    ] did [    ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:	Signature

Signature Guaranteed:

NOTICE

        The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

        Signatures must be guaranteed, if presented for transfer in Canada, by a Canadian chartered bank, major Canadian trust company, or a member of the Stock Transfer Agents Medallion Program ("STAMP"). If presented for transfer in the United States, signatures must be guaranteed by an approved eligible financial institution acceptable to the Rights Agent in its sole discretion or by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Program.

        In the event the certification set forth above is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an Assignment, will affix a legend to that effect on any Rights Certificates issued in exchange for this Rights Certificate.

FORM OF ELECTION TO PURCHASE

(To be executed if the registered holder
desires to exercise Rights represented
by the Rights Certificate.)

To: JDS UNIPHASE CANADA LTD.

        The undersigned hereby irrevocably elects to exercise                          Rights represented by this Rights Certificate to purchase the Exchangeable Shares issuable upon the exercise of the Rights (or such other securities of the Company or of any other person or other property which may be issuable upon the exercise of the Rights) and requests that certificates for such Exchangeable Shares be issued in the name of and delivered to

(Please print name and address)
(Please insert social security or other identifying number).

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Please print name and address)
(Please insert social security or other identifying number).

Dated:

Signature

CERTIFICATE

        The undersigned hereby certifies by checking the appropriate boxes in (1) and (2) that:

        (1)   the Rights evidenced by this Rights Certificate [        ] are [        ] are not beneficially owned by an Acquiring Person or an Affiliate or an Associate thereof (as defined in the Rights Agreement); and

        (2)   after due inquiry and to the best knowledge of the undersigned, the undersigned [        ] did [        ] did not acquire the Rights evidenced by this Rights Certificate from any person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate thereof.

Dated:

Signature

Signature Guaranteed:

NOTICE

        The signature in the foregoing Election to Purchase and Certificate must conform to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

        Signatures must be guaranteed, if presented for transfer in Canada, by a Canadian chartered bank, major Canadian trust company, or a member of the Stock Transfer Agents Medallion Program ("STAMP"). If presented for transfer in the United States, signatures must be guaranteed by an approved eligible financial institution acceptable to the Rights Agent in its sole discretion or by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Program.

        In the event the certification set forth above is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an Assignment, will affix a legend to that effect on any Rights Certificates issued in exchange for this Rights Certificate.

QuickLinks

  Exhibit 4.6
JDS UNIPHASE CANADA LTD. and CIBC MELLON TRUST COMPANY, Rights Agent AMENDED AND RESTATED RIGHTS AGREEMENT Dated as of February 6, 2003
TABLE OF CONTENTS
AMENDED AND RESTATED RIGHTS AGREEMENT
  Section 1. Certain Definitions
  Section 2. Appointment of Rights Agent
  Section 3. Issue of Rights Certificates
  Section 4. Form of Rights Certificates
  Section 5. Countersignature and Registration
  Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates
  Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights
  Section 8. Cancellation and Destruction of Rights Certificates
  Section 9. Reservation and Availability of Capital Stock
  Section 10. Share Record Date
  Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights
  Section 12. Certificate of Adjusted Purchase Price or Number of Shares
  Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power
  Section 14. Fractional Rights and Fractional Shares
  Section 15. Rights of Action
  Section 16. Agreement of Rights Holders
  Section 17. Rights Certificate Holder Not Deemed a Shareholder
  Section 18. Concerning the Rights Agent
  Section 19. Merger or Consolidation or Change of Name of Rights Agent
  Section 20. Duties of Rights Agent
  Section 21. Change of Rights Agent
  Section 22. Issuance of New Rights Certificates
  Section 23. Redemption and Termination
  Section 24. Notice of Certain Events
  Section 25. Notices
  Section 26. Supplements and Amendments
  Section 27. Successors
  Section 28. Determinations and Actions by the Board of Directors, etc.
  Section 29. Benefits of this Agreement
  Section 30. Severability
  Section 31. Governing Law
  Section 32. Counterparts
  Section 33. Descriptive Headings
  Section 34. Exchange
  EXHIBIT A
[Form of Rights Certificate]
[Form of Reverse Side of Rights Certificate]